INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ambac Assurance Corporation:

We consent to the incorporation by reference in the Form 10-K of The Money Store Inc. (the "Registrant"), on behalf of ClassNotes Trust 1997-1, Series 1997-1, of our report dated January 29, 1998 on the consolidated financial statements of Ambac Assurance Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Ambac Financial Group, Inc., dated March 27, 1998.


New York, New York
March 30, 1998